Exhibit 99.1

July 16, 2025

BRC Inc. Announces Proposed Public Offering of Class A Common Stock

SALT LAKE CITY--(BUSINESS WIRE)-- BRC Inc. (NYSE: BRCC), a Veteran-founded, mission-driven premium beverage company, today announced that it has commenced an underwritten public offering of shares of its Class A Common Stock. In addition, BRCC expects to grant the underwriter a 30-day option to purchase up to an additional 15% of the number of shares of its  Class A Common Stock sold in the underwritten public offering. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or the actual size or terms of the proposed offering.

D.A. Davidson & Co. is acting as sole bookrunner for the proposed offering.

The proposed offering is being made pursuant to a shelf registration statement on Form S-3 that was filed by BRCC with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2023, and became effective on March 30, 2023. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus, when available, may be obtained by contacting D.A. Davidson & Co., Attention: Syndicate Department, 8 Third Street North, Great Falls, MT 59401, by telephone at (800) 332-5915 and by e-mail:ProspectusRequest@dadco.com. The final terms of any offering will be disclosed in a final prospectus supplement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Black Rifle Coffee Company

Black Rifle Coffee Company (BRCC) is a Veteran-founded premium coffee company and lifestyle brand serving beverages to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to BRCC’s expectations regarding the proposed public offering. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside BRCC’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements, including those related to market conditions, the risk that the proposed public offering will not be consummated on the terms or in the amounts contemplated or otherwise, the satisfaction of customary closing conditions related to the proposed public offering, and other risks, including those described under the heading “Risk Factors” in BRCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 5, 2025 and in the preliminary prospectus supplement and accompanying prospectus related to the proposed public offering filed or to be filed with the SEC on July 16, 2025. Forward-looking statements contained in this press release are made as of this date, and BRCC undertakes no duty to update such information except as required under applicable law.

Investors
Matt McGinley: IR@blackriflecoffee.com

Media
PR for BRCC: press@blackriflecoffee.com

Source: Black Rifle Coffee Company